Exhibit 15.1

October 22, 2009

ENSCO International Incorporated
Dallas, Texas

Re:  Registration Statements on Form S-3 (Nos. 333-37897 and 333-156705) and Form S-8 (Nos. 333-10733, 33-40282, 333-97757, 333-125048 and 333-156530).

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 22, 2009 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Dallas, Texas